Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Azure Power Global Limited for the registration of equity shares, debt securities, warrants and equity shares offered by selling shareholders and to the incorporation by reference therein of our report dated June 19, 2020, with respect to the consolidated financial statements of Azure Power Global Limited included in its Annual Report (Form 20-F) for the year ended March 31, 2020 filed with the Securities and Exchange Commission.

/s/ Ernst & Young Associates LLP

Gurugram, India

October 14, 2020